Exhibit 99.1

The AZEK® Company Announces Changes to its Board of Directors

CHICAGO—September 18, 2023 (BUSINESS WIRE)-- The AZEK Company Inc. (NYSE: AZEK) ("AZEK" or the “Company”), the industry-leading manufacturer of beautiful, low-maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and railing, Versatex® and AZEK® Trim, and StruXure™ pergolas, announced today the appointment of Harmit Singh and Pamela Edwards to its board of directors, effective September 14, 2023. Harmit Singh has also been appointed to AZEK’s Compensation Committee and Pamela Edwards has been appointed to AZEK’s Audit Committee.

“We are excited to welcome both Harmit and Pam to AZEK’s Board of Directors. Harmit and Pam bring deep leadership experience and proven track records driving strong performance and growth for well-known consumer-oriented companies, making them outstanding additions to the AZEK board. The collective expertise and diverse perspectives of our board members, which now include Harmit and Pam, will undoubtedly contribute to our continued success, growth and position as the industry leader in outdoor living,” said AZEK’s CEO and director, Jesse Singh.

AZEK also announced that Bennett Rosenthal, a Co-Founder, Director and Partner of Ares Management Corporation and Chairman of the Ares Private Equity Group, Natasha Li, Partner in the Ares Private Equity Group, Ashfaq Qadri, Managing Director within the Equities Division at Ontario Teachers’ Pension Plan, in connection with the significant reduction over time in ownership interests held by each sponsor entity, and Fumbi Chima has each resigned from its Board of Directors, effective September 14, 2023. None of these resignations was the result of any dispute or disagreement with the Company or the board.

Jesse Singh added, “I would also like to personally thank our departing directors, individually and collectively, for their service over many years. Each of these individuals provided valuable insight and counsel in many areas which have been integral to AZEK’s continued success. We are extremely grateful for these partnerships and wish each of Mr. Rosenthal, Mr. Qadri, Ms. Li and Ms. Chima all the best in their future endeavors.”

About Harmit Singh and Pam Edwards

Harmit Singh (no relation to Jesse Singh, AZEK's Chief Executive Officer and President) currently serves as the Chief Financial and Growth Officer of Levi Strauss & Co. (NYSE: LEVI) where he is responsible for managing finance, strategy, information technology, strategic sourcing, real estate and global business services functions globally. Previously, Mr. Singh was Executive Vice President and Chief Financial Officer of Hyatt Hotels Corporation from August 2008 to December 2012. Prior to that, he spent 14 years at Yum! Brands, Inc. in a variety of global leadership roles, including Senior Vice President and Chief Financial Officer of Yum Restaurants International. Before joining Yum!, Mr. Singh worked in various financial capacities for American Express India & Area Countries. Mr. Singh also served on the board of directors and the audit committees of Buffalo Wild Wings Inc. and OpenText Corporation. Mr. Singh received a B.A. in Commerce from the University of Delhi (India) and is a Chartered Accountant from the Institute of Chartered Accountants of India.

Pamela Edwards most recently served as Chief Financial Officer and Executive Vice President of Citi Trends, Inc. (NASDAQ: CTRN), a retail clothing chain selling products targeted primarily at urban customers from January 2021 until April 2022. Previously, Ms. Edwards held various roles at L Brands Inc., one of the world’s leading specialty retailers, including as Chief Financial Officer and Executive Vice President of its Mast Global division from April 2017 to September 2020, Chief Financial Officer of its Victoria’s Secret division (n/k/a Victoria’s Secret & Co. (NYSE: VSCO)), from 2007 to April 2017, and Chief Financial Officer of its Express division from 2005 to 2007. Prior to that, Ms. Edwards worked in various business and financial planning roles at Gap/Old Navy, Sears Roebuck and Kraft Foods. Ms. Edwards currently serves on the Board of Directors of NMG Holding Company, Inc. (formerly known as Neiman Marcus Group LLC), where she is Chair of the Audit Committee, and Hibbett, Inc. (NASDAQ: HIBB). Ms. Edwards received an M.B.A. from Duke University and a B.S. in Finance from Florida A&M University. Ms. Edwards is also NACD Directorship Certified®.

About The AZEK® Company

The AZEK Company Inc. (NYSE: AZEK) is the industry-leading designer and manufacturer of beautiful, low maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and railing, Versatex® and AZEK Trim® and StruXure™ pergolas. Consistently recognized as a market leader in innovation, quality and aesthetics, products across AZEK’s portfolio are made from up to approximately 90% recycled material and primarily replace wood on the outside of homes, providing a long-lasting, eco-friendly and stylish solution to consumers. Leveraging the talents of its approximately 2,000 employees and the strength of relationships across its value chain, The AZEK Company is committed to accelerating the use of recycled material in the manufacturing of its innovative products, keeping millions of pounds of waste out of landfills each year, and revolutionizing the industry to create a more sustainable future. The AZEK Company has recently been named one of America’s Climate Leaders by USA Today, a Top Workplace by the Chicago Tribune and a winner of the 2023 Real Leaders® Impact Awards. Headquartered in Chicago, Illinois, the company operates manufacturing and recycling facilities in Ohio, Pennsylvania, Idaho, Georgia, Nevada, New Jersey, Michigan and Minnesota. For additional information, please visit azekco.com.

Media Contact:

Amanda Cimaglia

312-809-1093

media@azekco.com

Investor Relations Contact:

Eric Robinson

312-809-1093

ir@azekco.com

Source: The AZEK Company Inc.